BAR HARBOR BANKSHARES
82 Main Street
Bar Harbor, ME

March 15, 2007

Dear  Stockholder:

The 2007 Annual Meeting of Bar Harbor Bankshares will be held at 11:00 a.m. EDT on Tuesday, May 15, 2007 at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. Our directors and officers join me in inviting you to attend this meeting and the reception following.

Enclosed are the Clerk’s official Notice of Annual Meeting, a Proxy Statement, and the Form of Proxy. Please sign the Form of Proxy and return it in the envelope provided so that your shares will be voted at the Annual Meeting if you are unable to attend. Please also complete the reception postcard and mail it separately from the Form of Proxy if you will be attending the reception.

We look forward to seeing you on May 15th. Please join us for the reception even if you are unable to attend the business meeting.

Very truly yours,

/s/Joseph M. Murphy

Joseph M. Murphy
President and
Chief Executive Officer

Enclosures

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY

Each stockholder is urged to fill in, date and sign the enclosed Form of Proxy and mail it in the envelope provided.

A stockholder who executes this Form of Proxy may, prior to its use, revoke it by written instrument, by a subsequently executed Form of Proxy or, if attending the Annual Meeting of Stockholder’s by notifying the Clerk or by giving notice at the Meeting.

BAR HARBOR BANKSHARES

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2007

Notice is hereby given that the Annual Meeting of the Stockholders of Bar Harbor Bankshares will be held at the Bar Harbor Club at 111 West Street in Bar Harbor, Maine on Tuesday, May 15, 2007 at 11:00 a.m. EDT to consider and act upon the following proposals.

    To elect four (4) persons to serve as directors for a term of three years.
    To set the number of directors for the ensuing year at 14.
    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record as of the close of business on March 24, 2007 will be entitled to notice of and to vote at the meeting.

The Board of Directors unanimously recommends that you vote "FOR" each of the four nominees as directors on the Company’s Board of Directors and "FOR" setting the number of directors for the ensuing year at 14.

The Board of Directors requests that you complete, sign, and date the enclosed Proxy Card and mail it promptly in the enclosed postage-paid envelope. Any proxy that you deliver may be revoked prior to the Annual Stockholder’s Meeting in writing delivered to the Company, Attention: Marsha C. Sawyer, Clerk, 82 Main Street, Bar Harbor, Maine 04609 stating that your proxy is revoked or by delivering a subsequently dated proxy. Stockholders of record of the Company’s common stock who attend the Annual Stockholder’s Meeting may vote in person, even if they have previously delivered a signed Proxy Card.

By Order of the Board of Directors

/s/Marsha C. Sawyer

Marsha C. Sawyer, Clerk

 BAR HARBOR BANKSHARES
82 Main Street
Bar Harbor, ME 04609

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, MAY 15, 2007

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of Bar Harbor Bankshares ("the Company") in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders ("the Meeting"). The Meeting will be held on Tuesday, May 15, 2007 at 11:00 a.m. EDT at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. The official Notice of the Annual Meeting of Stockholders accompanies this Statement. A Form of Proxy for use at the meeting and a return envelope for the proxy are enclosed. A stockholder who executes the proxy may, prior to its use, revoke it by written instrument, by a subsequently executed proxy or, if attending the Meeting, by notifying the Clerk or by giving notice at the Meeting. This Proxy Statement and the enclosed Form of Proxy will be mailed to the stockholders of the Company on or about April 6, 2007.

Proxies are being solicited by the Board of Directors of the Company, ("the Board"), principally through the mail. The Board of Directors and Management of the Company may also solicit proxies personally, or by telephone, e-mail, or facsimile transmission. The entire expense of solicitation, including costs of preparing, assembling, and mailing the proxy material will be borne by the Company. These expenses are not expected to exceed the amount normally expended for an annual meeting at which directors will be elected.

Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock of the Company represented thereby will be voted (1) FOR the election of the four persons nominated as directors by the Board of Directors for a term of three years, (2) FOR setting the number of directors at 14, and (3) to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Stockholders of record as of the close of business on March 24, 2007 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. As of March 6, 2007, the Company had outstanding 3,047,530 shares of its common stock ("the Common Stock"), par value $2 per share, each of which is entitled to one vote upon each matter presented at the Meeting. Only stockholders of record at the close of business on the Record Date are entitled to vote at the Meeting. The presence at the Meeting, either in person or by proxy, of the holders of not less than a majority of the shares entitled to vote at any meeting will constitute a quorum. Assuming a quorum is present, action may be taken on any matter considered by the holders of a majority of the shares present and voting. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not for purposes of voting with respect to determining the approval of any matter submitted to the stockholders for a vote. Stockholders who are present will have an opportunity to vote on each matter properly brought before the Meeting.

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of February 15, 2007 by: (i) each person or entity known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each current director of the Company and each nominee for director on the Company’s Board of Directors, (iii) the Company’s named executive officers (as defined on page 18 of this Proxy under the heading "Compensation of Directors and Executive Officers", and (iv) all executive officers and directors as a group.

Name of Beneficial Owners	Title of Class	Amount of Beneficial Ownership	1	Percent of Class
5% or more beneficial owners
John Sheldon Clark 1633 Broadway, 30th Floor New York, NY 10019 Shufro Rose & Co.,LLC 745 Fifth Avenue New York, NY 10151-2600	Common Common	162,156 199,450	[2] 3	5.32% 6.54%
Directors, Nominees and Named Executive Officers:
Robert C. Carter	Common	1,900	8	*

Thomas A. Colwell	Common	5,634	8	*

Gregory W. Dalton	Common	3,885	9	*

Jacquelyn S. Dearborn	Common	1,445	8	*

Peter Dodge	Common	4,760	8	*

Martha T. Dudman	Common	1,818	8	*

Lauri E. Fernald	Common	600	8	*

Gregg S. Hannah	Common	500	8	*

Daniel A. Hurley, III	Common	4,684	9	*

Stephen M. Leackfeldt	Common	7,230	9	*

Clyde H. Lewis	Common	1,740	4,8	*

Joseph M. Murphy	Common	96,045	8,9	3.15%

Robert M. Phillips	Common	2,000	5,8	*

Constance C. Shea	Common	1,200	8	*

Gerald Shencavitz	Common	13,210	9	*

Kenneth E. Smith	Common	1,203	6,8	*

Scott G. Toothaker	Common	750	7,8	*

David B. Woodside	Common	1,000	8	*
Total Ownership of all nominees, continuing Directors, and named executive officers of the Company as a group (18 persons)		180,864	10	5.94%

1The number of shares beneficially owned by the persons set forth above is determined under the rules of Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares, (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. All individual holdings amounting to less than 1% of issued and outstanding Common Stock are marked with an (*).

2Includes 2,000 shares beneficially owned by Mr. Clark’s spouse over which Mr. Clark has shared voting and dispositive powers. This figure also includes 84,566 shares held by trusts for which Mr. Clark serves as the sole trustee.

3Includes 7,500 shares with sole voting power and dispositive power over all 199,450 shares.

4 Includes 1,215 shares held joint with Mr. Lewis’ wife.

5Includes 500 shares over which voting and dispositive power are shared jointly with Mr. Phillips’ spouse.

6Includes 683 shares joint with Mr. Smith’s spouse.

7Includes 250 shares joint with Mr. Toothaker’s minor children.

8Ownership figures for directors and nominees include 500 director-qualifying shares owned by each person indicated.

9 Includes shares over which present executives have voting power under the Company’s 401(k) Plan and options to purchase shares of common stock granted pursuant to the Company stock option plan which are exercisable within 60 days of March 6, 2007, as follows:

Name	401K	Exercisable Options
Joseph M. Murphy	20,545	75,000
Gregory W. Dalton	N/A	3,885
Daniel A. Hurley III	784	2,900
Stephen M. Leackfeldt	N/A	7,130
Gerald Shencavitz	1,926	11,284

10Total beneficial ownership includes, 31,360 shares (1.03%) of the Common Stock held by two trusts, which, for purposes of voting, are allocated equally among the directors present at the Annual Stockholder’s meeting under the terms of the respective trust instruments. No director has any other beneficial interest in these shares. The information provided is based on the records of the Company and on information furnished by the persons listed.

The Company is not aware of any arrangement that could at a subsequent date result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than 5% of a registered class of the Company’s equity securities (collectively "Section 16 Persons") to file initial reports of ownership and reports of changes of ownership with the U.S. Securities and Exchange Commission (the "Commission") and the American Stock Exchange ("AMEX"). Section 16 Persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of such reports provided to the Company and written representations, all reports were filed timely and as required except for:

On February 28, 2003, Mrs. Constance Shea purchased 100 shares for which timely reporting did not occur. In March 2006 a Form 4 was filed reflecting her correct ownership.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Nominees:

Proposal I - Election of Directors

At the Annual Meeting of Stockholders, four (4) director-nominees will stand for re-election to serve until the 2010 Annual Meeting of Stockholders and until each director’s successor is elected and qualified. The Company’s Bylaws require that directors be elected for a term of at least three (3) years or such shorter term as may be necessary to comply with the maximum age restrictions set forth in the Bylaws or to equalize, as closely as possible, the members sitting in staggered classes. Each nominee has consented to serve and to the use of his or her name in this Proxy. All four of the nominees currently serve on the Board of the Company.

The Board has determined the majority of director-nominees and all of the continuing directors are "independent directors" as required in accordance with applicable laws, regulations, and AMEX listing requirements. The exception is Nominee Murphy, who serves as President and Chief Executive Officer of the Company. Mr. Murphy does not serve as a voting member of the Audit, Compensation and Human Resources, or Governance Committees.

The Proxies will be voted, unless authority to do so is expressly withheld, in favor of the four nominees nominated by the Board of Directors. The Board of Directors recommends voting "FOR" the election of each nominee as a director of the Company.

Proposal ll - Setting the Number of Directors at 14

The Company’s Board of Directors currently consists of 14 members. The Board of Directors recommends the number of Company directors for the coming year be set at fourteen (14). The Bylaws of the Company provide for no fewer than 9 or more than 27 directors, with directors serving staggered terms of three years. The Board of Directors recommends that you vote "FOR" setting the number of directors for the ensuing year at 14.

The following table sets forth for each nominee for election as a director, their name, age as of March 24, 2007, and positions with the Company or its subsidiaries (i.e. Bar Harbor Bank & Trust and Bar Harbor Trust Services).

NOMINEES FOR RE-ELECTION Terms to Expire in 2010 Name	Age	Year First Elected Director	Current Term to Expire	Position with the Company	Positions with Subsidiaries

Joseph M. Murphy	64	2002	2010	Director President and Chief Executive Officer

Chairperson and Director, Bar Harbor Bank & Trust since 2002.
Chief Executive Officer of Bar Harbor Bank & Trust since 2003.
President, Bar Harbor Bank & Trust since February 2005.
Director, Bar Harbor Trust Services since 2002.

Robert M. Phillips	65	2003[1]	2010	Director	Director, Bar Harbor Bank & Trust since 1993. Director, Bar Harbor Trust Services from 2000 through 2004.

Constance C. Shea	62	2003	2010	Director	Director, Bar Harbor Bank & Trust since 2001.

Kenneth E. Smith	53	2004	2010	Director	Director, Bar Harbor Bank & Trust since 2004. Director, Bar Harbor Trust Services since 2004.

Set forth below is a list of the Company’s continuing directors not standing for election to the Board of Directors at this year’s Annual Meeting, including their age as of March 24, 2007 and positions with the Company and its subsidiaries (i.e. Bar Harbor Bank & Trust and Bar Harbor Trust Services) each as of the Record Date.

CONTINUING DIRECTORS Terms to Expire in 2008 Name	Age	Year First Elected Director	Current Term to Expire	Position with the Company	Positions with Subsidiaries

Thomas A. Colwell	62	1991	2008	Chairman and Director	Director, Bar Harbor Bank & Trust since 1991. Director, Bar Harbor Trust Services since 2004.

CONTINUING DIRECTORS Terms to Expire in 2008 (cont.) Name	Age	Year First Elected Director	Current Term to Expire	Position with the Company	Positions with Subsidiaries
Jacquelyn S. Dearborn	54	2006	2008	Director	Director, Bar Harbor Bank & Trust since 2006. Director, Bar Harbor Trust Services since 2006.

Martha T. Dudman	55	2003	2008	Director	Director, Bar Harbor Bank & Trust since 2003. Director, Bar Harbor Trust Services since 2003.

Gregg S. Hannah	64	2006	2008	Director	Director, Bar Harbor Bank & Trust since 2006. Director, Bar Harbor Trust Services since 2006.

David B. Woodside	55	2003	2008	Director	Director, Bar Harbor Bank & Trust since 2003.

CONTINUING DIRECTORS Terms to Expire in 2009 Name	Age	Year First Elected Director	Current Term to Expire	Position with the Company	Positions with Subsidiaries

Robert C. Carter	63	2003[2]	2009	Director	Director, Bar Harbor Bank & Trust since 1996. Director of Bar Harbor Trust Services since 2004.

Peter Dodge	63	2003[3]	2009	Director	Director, Bar Harbor Bank & Trust since 1987.

Lauri E. Fernald	45	2005	2009	Director	Director, Bar Harbor Bank & Trust since 2005.

Clyde H. Lewis	62	2005	2009	Director	Director, Bar Harbor Bank & Trust since 2005.

Scott G. Toothaker	44	2003	2009	Director	Director, Bar Harbor Bank & Trust since 2003.

1 Robert Phillips served as a director of the Company from 1993 through 2000 and then again from 2003 to present.
2 Robert Carter served as a director of the Company from 1996 through 2000 and then again from 2003 to present
3 Peter Dodge served as a director of the Company from 1987 through 2000 and then again from 2003 to present

Executive Officers:

Set forth below is a list of the Company’s executive officers, including their age as of March 24, 2007 and positions with the Company and its subsidiaries (i.e. Bar Harbor Bank & Trust and Bar Harbor Trust Services) each as of the Record Date:

Name	Age	Year First Elected As Officer	Position with the Company	Positions with Subsidiaries

Joseph M. Murphy	64	2002	Director, President and Chief Executive Officer

Chairperson and Director, Bar Harbor Bank & Trust since 2002.
Chief Executive Officer, Bar Harbor Bank & Trust since 2003.
President, Bar Harbor Bank & Trust since February 2005.
Director, Bar Harbor Trust Services since 2002.

Gregory W. Dalton	47	2000	N/A	Senior Vice President of Bar Harbor Bank & Trust since 2000.

Daniel A. Hurley, III	54	2004	N/A	President of Bar Harbor Trust Services and Senior Vice President of Bar Harbor Bank & Trust since 2004.

Stephen M. Leackfeldt	50	2001	N/A	Senior Vice President of Bar Harbor Bank & Trust since 2001.

Gerald Shencavitz	53	1998	Chief Financial Officer and Treasurer	Chief Financial Officer, Senior Vice President, and Chief Operating Officer, Bar Harbor Bank & Trust since June 2001. Treasurer, Bar Harbor Trust Services since June 2001.

The Bylaws of the Company provide that the executive officers be elected annually by the Board of Directors and that the President and Chief Executive Officer, Chairperson of the Board, Treasurer, and Clerk shall serve at the pleasure of the Board and until their successors have been chosen and qualified. All other officers serve at the pleasure of the Chief Executive Officer. There are no arrangements or understandings between any of the directors, executive officers or any other persons pursuant to which the above directors have been selected as directors, or any of the above officers have been selected as officers. There are no "family relationships" as defined by the Commission, between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Business Experience

The principal occupation and business experience for at least the last five (5) years for each director, nominee, and executive officer is set forth below. None of the organizations discussed below, except for Bar Harbor Bank & Trust and Bar Harbor Trust Services, are affiliated with the Company.

Directors and Nominees:

Robert C. Carter. Mr. Carter resides in Machias, Maine and is the former owner of the Machias Motor Inn, Machias, Maine. He presently operates Carter Enterprises, a rental management business also located in Machias, Maine.

Thomas A. Colwell. Mr. Colwell resides in Deer Isle, Maine. Mr. Colwell retired as President from Colwell Bros., Inc (lobster pounding) as of December 31, 2006.

Jacquelyn S. Dearborn. Mrs. Dearborn resides in Holden, Maine and serves as a mediator for the Ellsworth and Bangor court systems. Mrs. Dearborn is also employed as Accounts Manager in the law office of Joel A. Dearborn, Sr., located in Brewer, Maine and is an active community volunteer.

Peter Dodge. Mr. Dodge resides in Blue Hill, Maine and is President, Insurance Agent, and majority owner of Peter Dodge Agency d/b/a Merle B. Grindle Agency, John R. Crooker Agency, and The Endicott Agency, providing insurance services from locations in Blue Hill, Bucksport, and Castine, Maine.

Martha T. Dudman. Ms. Dudman resides in Northeast Harbor, Maine and is President of Dudman Communications Corporation, is an author, and a professional fundraising consultant.

Lauri E. Fernald. Ms. Fernald resides in Mount Desert, Maine and is a Funeral Director and an owner in Jordan-Fernald headquartered in Mount Desert, Maine. She is also Managing Partner of Jordan Family Properties, LLC and L.E. Fernald, LLC operating as real estate holding companies.

Gregg S. Hannah. Mr. Hannah resides in Surry, Maine and formerly served as Secretary and Treasurer of Hannah & Associates, Inc., a marketing consulting firm. He has also served as an Associate Professor of Business Management at Nichols College in Dudley, Massachusetts and is an active community volunteer.

Clyde H. Lewis. Mr. Lewis resides in Sullivan, Maine and is Vice President, General Manager, and an owner of Morrison Chevrolet, Inc., of Ellsworth, Maine.

Joseph M. Murphy. Mr. Murphy resides in Mount Desert, Maine and is President and Chief Executive Officer of Bar Harbor Bankshares and Bar Harbor Bank & Trust, and until its dissolution in 2004 President of BTI Financial Group. Prior to February 2002, Mr. Murphy was Executive Vice President, Retail Banking Group for WSFS Financial Corporation from 1996 through 2000.

Robert M. Phillips. Mr. Phillips resides in Sullivan, Maine and is a consultant for Cherryfield Foods, Maine Wild Blueberry, and Oxford Foods, food processors with locations in Washington County, Maine. Mr. Phillips also serves as a consultant for the Wild Blueberry Association of North America and the Maine Wild Blueberry Commission.

Constance C. Shea. Mrs. Shea resides in Mount Desert, Maine and is a Real Estate Broker and an owner in Sylvia Shea Inc. d/b/a Lynam Real Estate Agency, Bar Harbor, Maine.

Kenneth E. Smith. Mr. Smith resides in Bar Harbor, Maine and has been owner and Innkeeper of Manor House Inn since 2003 and former owner of Wonder View Inn, both lodging facilities located in Bar Harbor, Maine.

Scott G. Toothaker. Mr. Toothaker resides in Ellsworth, Maine and is Principal and Vice President of Melanson Heath & Co., PC, a CPA firm with an office located in Ellsworth, Maine.

David B. Woodside. Mr. Woodside resides in Bar Harbor, Maine and is President and General Manager of Acadia Corporation, a corporation operating restaurants and retail shops located in Acadia National Park and Bar Harbor, Maine.

Executive Officers:

Joseph M. Murphy. For a summary of Mr. Murphy’s business experience, refer to the Directors and Nominee section immediately above.

Gregory W. Dalton. Mr. Dalton resides in Mount Desert, Maine and has served as Senior Vice President of Business Banking of Bar Harbor Bank & Trust since 2000. He is also an owner in both the Bar Harbor Jam Co. and its real estate holding company, Blueberry Partners LLC located in Bar Harbor, Maine.

Daniel A. Hurley, III. Mr. Hurley resides in Ellsworth, Maine and has served as President of Bar Harbor Trust Services and Senior Vice President of Bar Harbor Bank & Trust since August of 2004. He was formerly Vice President and Senior Trust Officer at Essex Savings Bank where he was responsible for the start up of a Trust Services division working with a broker-dealer subsidiary.

Stephen M. Leackfeldt. Mr. Leackfeldt resides in Harrington, Maine and has served as Senior Vice President of Retail Banking and Consumer Lending of Bar Harbor Bank & Trust since 2001. He is also the owner of State Cinemas located in Calais, Maine.

Gerald Shencavitz. Mr. Shencavitz resides in Mount Desert, Maine and has served as Chief Financial Officer and Treasurer of the Company since June 2001 and Chief Financial Officer, Senior Vice President and Chief Operating Officer of Bar Harbor Bank & Trust since 2001.

CORPORATE GOVERNANCE

Board of Directors:

A Board of Directors comprised of fourteen (14) members managed the Company during 2006. A majority of the Board of Directors meets the independence standards established by AMEX. The Board has determined that all the named Director Nominees and Continuing Directors listed in this Proxy, with the exception of Mr. Murphy, meet applicable independence standards established by AMEX. The Board of Directors of the Company held a total of eleven (11) regular meetings and one (1) annual meeting during 2006. The Bylaws of the Company provide for a minimum of quarterly meetings. Each Director attended at least 75% of the total number of board and committee meetings that he or she was eligible to attend.

The Board encourages, but does not require, each Director to attend its Annual Meeting. All of the Board’s members attended the 2006 Annual Meeting.

Committees:

The Board of Directors has a standing Audit Committee, Executive Committee, Governance Committee, and Compensation and Human Resource Committee.

Executive Committee

The Bylaws of the Company provide that after each Annual Meeting of Stockholder’s, the Board shall designate from among its members an Executive Committee with the authority to exercise all the powers of the Board of Directors in regard to ordinary operations of the business of the Company when the Board is not in session, subject to any specific vote of the Board. The Executive Committee for 2006 included Directors Colwell, Dodge, Dudman, Murphy, Phillips, Shea, and Toothaker. Retired director, Dwight L. Eaton served on this committee from January 2006 through May 16, 2006. Mr. Colwell serves as Chairperson. The Executive Committee held one (1) meeting in 2006.

Audit Committee

The members of the Audit Committee included directors Toothaker, Dudman, Fernald, Hannah, Smith, and Woodside. Retired director, Dwight L. Eaton served on this committee from January 2006 through May 16, 2006. Mr. Toothaker serves as Chairperson of the Committee. The Audit Committee met four (4) times during 2006. See Appendix A for Report of Audit Committee. See Appendix B for a copy of the Audit Committee’s Charter, also available on the Company’s general website at www.BHBT.com.

The Company’s Board has determined that the Audit Committee is composed of independent directors, in accordance with applicable AMEX listing requirements and Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee operates under a written charter, which has been adopted by the Audit Committee and the Company Board. Audit Committee members do not accept any consulting, advisory, or other compensatory fees (except director fees) and are not affiliated with the Company (except as a director) or any of its subsidiaries. The Board of Directors has determined that the Company has at least one "audit committee financial expert" serving on its Audit Committee. Mr. Scott G. Toothaker, CPA, meets the criteria for an "audit committee financial expert" and is "independent" within the meaning of the rules adopted by the AMEX pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee has the sole authority to appoint and replace the Independent Registered Public Accounting Firm. The Audit Committee is responsible for the compensation and oversight of the Independent Registered Public Accounting Firm and this firm reports directly to the Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (i) the financial information to be provided to stockholders and the Commission; (ii) the review of quarterly financial statements; (iii) the system of financial controls management has established; and (iv) the internal audit, external audit, and loan review processes.

Governance Committee

The Governance Committee for 2006 was comprised of directors Shea, Colwell, Dodge, Fernald, and Phillips. The Governance Committee met two (2) times during 2006. Mrs. Shea served as Chairperson of the Committee. The Company Board of Directors has determined that each member of the Governance Committee is independent for purposes of AMEX listing standards.

The Governance Committee’s responsibilities include screening director candidates, recommending nominees to the full Board of Directors (including the slate of returning directors) to be elected each year, making recommendations concerning the size and composition of the Board of Directors, recommending Committee structure and membership, and sponsoring new director orientation and education. The Governance Committee has a written charter, which may be viewed on the Company’s general website at www.BHBT.com.

The Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management, and stockholders. To date the Governance Committee has not engaged any third parties to assist it in identifying candidates for the Board of Directors. The Governance Committee considers among other things the background, business and professional experience (including any requisite financial expertise or other special qualifications), current employment, community service, and other board service of its directors and nominees, as well as racial, ethnic, and gender diversity of the Board as a whole. The Governance Committee generally considers a candidate’s

12

qualifications in light of these broad criteria as well as an assessment as to whether the candidate can make decisions on behalf of or while representing the Company in a manner consistent with its stated business goals and objectives. The Governance Committee will also consider the candidate’s "independent" status in accordance with applicable regulations and listing standards. The Governance Committee will consider nominees recommended by stockholders. Any stockholder wishing to nominate a candidate for director must follow the procedures for submission of proposals set forth in the section of this Proxy statement entitled "Nominations by Stockholders."

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews and considers recommendations from management, consultants, and directors concerning executive compensation policies, employee benefit plans, and salary administration programs, including reviewing annually the performance, total compensation, and recommended adjustments for all executive officers and the executive officers of the Company’s subsidiaries. The deliberations of the Compensation and Human Resources Committee are reported to the Board of Directors for review and approval. The Compensation and Human Resources Committee has a written charter, which may be viewed on the Company’s general website at www.BHBT.com.

The Compensation and Human Resources Committee is comprised of Company directors Phillips, Dearborn, Dodge, Fernald, and Shea. Director Woodside served on this Committee from January 2006 until May 16, 2006. Mr. Phillips serves as Chairperson of the Committee. The Company’s and Bank’s President and Chief Executive Officer, Murphy, serves on the Committee in a non-voting, ex-officio capacity, as does the Bank’s Human Resource Officer, Mrs. Marsha C. Sawyer. All voting members of the Compensation Committee are independent for purposes of AMEX listing standards.

2006 Compensation and Human Resources Committee Process

Activity

The Compensation and Human Resources Committee of the Board of Directors of Bar Harbor Bankshares discharges the Board’s responsibilities relating to compensation of directors and executive officers, and oversees the Company’s overall compensation and benefits programs. The Compensation and Human Resources Committee met six (6) times during 2006.

Role of Executives in Establishing Compensation

On an annual basis Mrs. Marsha C. Sawyer, the Senior Vice President of Human Resources, with the oversight of the Chief Executive Officer, provides the Committee with general information on executive officer compensation. The Committee then reviews, discusses, and considers this information and any recommendations. The Chief Executive Officer and the Senior Vice President of Human Resources generally attend Committee meetings but were not present for the executive sessions or for any discussion of their own compensation. Mrs. Sawyer assists in the administration of all executive compensation programs, prepares Committee and Board meeting materials and performs work as requested by the Committee, including the preparation of peer analyses. Mr. Murphy, the Company’s President & Chief Executive Officer, attends portions of the Committee’s meetings and makes recommendations on base salary, annual incentives, and equity compensation for executive officers who report to him.

Compensation Consultants

The Committee has occasionally utilized, and expects to utilize in the future, various outside consultants, actuaries, and employment attorneys to assist it in developing and implementing certain of the Company’s compensation program components, including its stock option program, SERP Plan, and incentive compensation arrangements.

In 2006 the Committee retained the services of a consultant to assist it in developing a future, long-term incentive program.

Compensation Committee Interlocks and Insider Participation

The Compensation and Human Resources Committee is comprised of Company directors Phillips, Dearborn, Dodge, Fernald, and Shea. Mr. Woodside served until May 2006. None of the Company executive officers serve as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company’s Board of Directors. None of the executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Committee.

Compliance with Internal Revenue Code Section 162 (m)

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1 million per year, but contains an exception for performance based compensation. Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions we consider to be in the Company’s best interest including, when circumstances are appropriate, to consider factors other than tax deductibility. The Committee’s objective is to structure executive compensation programs to maximize the deductibility of executive compensation under the Internal Revenue Code. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m). In 2006, no compensation was paid which exceeded the deductibility limit of $1 million.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

OBJECTIVES OF THE COMPANY’S COMPENSATION PROGRAM

Overview and Compensation Philosophy

The Compensation and Human Resources Committee ("the Committee") administers the Company’s executive compensation programs. The Committee recommends these programs to the Company’s Board of Directors for approval at least annually and more frequently, if circumstances warrant. These executive programs are intended to provide a variety of competitive compensation components including base salaries, traditional benefits, annual performance incentives and retirement programs. In addition, the Company has sought to align the long-term interests of its executives with those of the shareholders by providing share-based incentives in the form of stock option grants.

The Committee approves and recommends to the Board compensation programs it believes meets the Company’s ongoing need to attract, motivate and retain talented and qualified executives who have the capacity to make a major contribution to the leadership and success of the Company. In fulfilling this requirement, the Committee uses a variety of sources to assist in the establishment of its executive compensation programs. The Committee regularly reviews industry-standard compensation surveys provided by objective sources for state and regional perspectives. In addition, the Committee reviews comparative information from public filings, which it believes discloses compensation programs for similarly situated executives in comparable institutions throughout Maine and New England, though there are a limited number of such companies. The Committee also considers the relative scarcity of senior banking executive candidates in its immediate market area and the difficulties of recruiting out-of-market candidates to work in rural Maine. The Committee does not use any formal, fixed or indexed criteria for establishing compensation levels for any of its executive officers. The Committee believes, over time, the growth in total compensation provided to its executive officers should be more heavily weighted towards incentive compensation opportunities directly tied to corporate performance with less emphasis upon growth in base salaries.

Compensation Plan Components

The Company’s executive compensation program is comprised of the following primary components: (a) base salaries and benefits, (b) annual incentive cash compensation programs, (c) long-term incentives in the form of stock option grants, and (d) retirement benefits:

    Base Salary and Benefits. The executive compensation program provides base salaries and benefits, which include health and life insurance programs, 401(k) retirement program, and vacation awards to compensate executive officers for capable performance of the core duties and responsibilities associated with their positions. The Committee reviews base salaries annually in the context of the comparative industry information described above. The Committee considers the specific contributions of the individual executive officer and the officer’s opportunity for professional growth, as well as market factors, when it sets and adjusts base salaries. In addition, the Committee considers the prevailing economic climate, the overall performance of the Company, and its most current business plan. For the year just ended, the Committee believes that the base salaries and benefits provided to its executive officers reflected an appropriate balance of all of these factors.
    Incentive Cash Compensation Programs. During 2006, the named executive officers, Messrs. Murphy, Shencavitz, Dalton, Hurley, and Leackfeldt participated in an annual cash incentive compensation plan with three tiers representing opportunities for incentive payments. The first of these tiers provided for a capped incentive payment to the named officers if the Company achieved a nine percent (9%) increase in net earnings compared to 2005. The second tier provided an additional capped incentive payment based upon the achievement of specific individual goals such as loan, deposit and fee income growth, quality measures and completion of significant new initiatives. The third tier provided for an additional, uncapped incentive payment for increased net earnings over 2005 of ten percent (10%) or more.

    While the Company achieved a seven percent (7%) increase in net earnings over 2005, this result was insufficient to trigger any incentive awards to the named executive officers.

    Stock Option Plan. Since adopting its Stock Option Plan in 2000, the Company has provided its officers and managers, including its executive officers, with a share-based compensation component in the form of stock options. This compensation component is used to align the interests of the Company’s participating officers and managers, particularly its executive officers, with those of its stockholders over a long-term horizon. The Company grants options upon date of hire or promotion for qualified individuals, and from time to time for special recognition. The Company awards all grants at the closing market price on the business day just prior to the enabling vote by the Company’s Board of Directors. The Board of Directors also sets the vesting schedule, which is typically over a period of five to seven years. During 2006, the Company granted no stock options to the named executive officers.

    Retirement and Post Termination Compensation Elements. The Company provides for all employees meeting minimum age and service requirements a qualified defined contribution

401(k) benefit retirement plan. In addition, the Company provides a nonqualified, noncontributory, defined-benefit, Supplemental Executive Retirement Plan ("SERP") for certain highly compensated officers. Currently, the Chief Executive Officer and Chief Financial Officer are the only named executive officers that participate in a SERP. The Committee believes these SERPs provide a competitive total retirement benefit program for these executive officers.

The Company also maintains change in control agreements for named executive officers Murphy, Shencavitz, Hurley and Dalton. The agreements provide for the payment of their salary and other specified benefits for a period of twelve to twenty-four months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within set timeframes after a change of control, unless such termination was for cause. The Committee believes that these change in control agreements were advisable to provide a competitive total compensation plan to attract and retain the employment of these executive officers.

Compensation of the Chief Executive Officer

On an annual basis, the Committee reviews the existing compensation plan for the Company’s Chief Executive Officer, Joseph M. Murphy (the "CEO"). The Committee reviews this compensation plan in the context of the Company’s overall performance, the achievement of certain financial and non-financial goals and the judgment of the entire Board of Directors as to the quality of the CEO’s leadership. In addition, the Committee compares the CEO’s compensation to CEO’s of comparable institutions in the State of Maine and the New England region. In making these comparisons, the Committee takes into account appropriate differences in the size, business model and financial performance of the other banking institutions.

In accordance with the CEO’s Employment Agreement with the Company, the Committee reviews the CEO’s base salary no less often than annually and may recommend an increase in his base salary to the Board of Directors at the Committee’s sole discretion. During 2006, the Committee recommended and the Board of Directors approved an increase in the CEO’s base salary of four percent (4%) over the level provided in 2005.

The CEO participates in the annual incentive cash compensation plan provided to all executive officers as described above. During 2006, the Company did not meet its nine percent (9%) increase in net earnings target as compared to 2005. Accordingly, the Committee did not authorize an incentive payment to the CEO for his performance in 2006.

During 2006, the Committee did not grant the CEO any stock options. The Committee has not granted the CEO any stock options since his initial grant upon his date of hire in February 2002.

The CEO is a member of the Board of Directors of the Company and all its subsidiaries. He does not receive any director fees for participating in the activities of these Boards.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with members of management. Based on such review and discussion, the Compensation Committee recommended to the Board of Director members that the Compensation Discussion and Analysis be included in its Annual Report of Form 10-K and this proxy statement.

Robert M. Phillips, Chair
Jacquelyn S. Dearborn
Peter Dodge
Lauri E. Fernald
Constance C. Shea

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2006 Summary Compensation Table

The following table discloses compensation for the year ended December 31, 2006 received by the Company’s principal executive officer, principal financial officer, and its three other most highly compensated executive officers. The Company or the subsidiary by which he was employed paid compensation for each named executive officer.

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compen- sation[4] ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph M. Murphy President and CEO of Bar Harbor Bankshares and Bar Harbor Bank & Trust	2006	258,440	0	0	49,956	0	175,028	22,391	505,815
Gerald Shencavitz CFO and Treasurer of Bar Harbor Bankshares and CFO, SVP, and COO of Bar Harbor Bank & Trust	2006	149,347	0	0	15,547	0	43,555	11,560	220,009
Gregory W. Dalton SVP, Business Banking of Bar Harbor Bank & Trust	2006	105,007	0	0	4,847	0	0	7,925	117,779
Daniel A. Hurley III President of Bar Harbor Trust Services and SVP of Bar Harbor Bank & Trust	2006	124,497	0	0	8,519	0	0	8,336	141,352
Stephen M. Leackfeldt SVP, Retail and Consumer of Bar Harbor Bank & Trust	2006	109,494	0	0	6,969	0	0	18,273	134,736

1Included in base salary amounts disclosed above for each named executive officer, are monies they deferred pursuant to the Company’s 401(k) Plan, which allows employees of the Company and its wholly owned subsidiaries to defer up to 50% of their compensation, subject to applicable limitations in section 401(k) of the Internal Revenue Code of 1986, as amended, and amounts deferred pursuant to the Company’s Section 125 Cafeteria plan providing health, life, and disability insurance benefits.

2 There were no stock option awards to named executive officers in 2006. The amounts included in the "Option Awards" column are the amounts of compensation cost recognized by the Company in fiscal 2006 related to stock option awards in prior fiscal years, as described in Financial Accounting Standards No.123(R). For a discussion of valuation assumptions, see Note 13 to the Company’s 2006 Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

3 The amounts in this column reflect the changes in value of the Company’s nonqualified, noncontributory, defined-benefit supplemental executive retirement program between December 31, 2005 and December 31, 2006.

4Other Annual Compensation includes match and contribution amounts into the Company’s 401(k) plan in the same formula and schedule as available to all other employees, golf club dues; spousal travel to business sponsored conferences, and imputed life insurance amounts on group term insurance in excess of the allowable $50,000, non-taxable IRS limit. The $10,639 paid in 2006 to Stephen M. Leackfeldt represents payment from his spouse’s employer to Bar Harbor Bank & Trust for the further reduction of the Leackfeldt’s health insurance payroll deduction obligation. This amount represents reimbursement of payments for 2003-2006 collected by the Company but not refunded to Mr. Leackfeldt timely. Column (I) also includes applicable Medicare (1.45%) gross up amounts on the SERP benefits detailed in Column H amounting to $2,575 for Mr. Murphy and $641 for Mr. Shencavitz.

The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to all employees and do not discriminate in scope, terms and operation.

Totals for 2006 in the All Other Annual Compensation Column are comprised of:

	All Other Compensation Detail
Name	Employer 401K Contribution Match and Contribution (S)	Golf Club Dues ($)	Spousal Travel ($)	Imputed Life Insurance ($)	Other ($)	TOTAL ($)
Joseph M. Murphy	16,176	895	1,116	1,629	2,575	22,391
Gerald Shencavitz	9,555	0	395	969	641	11,560
Gregory W. Dalton	7,442	0	385	98	0	7,925
Daniel A. Hurley III	7,788	0	0	548	0	8,336
Stephen M. Leackfeldt	7,048	0	0	586	10,639[1]	18,273

1 See footnote No. 4 above for further detail.

The Company provides non-cash perquisites that do not exceed $10,000 in the aggregate for any individual and are not included in the reported figures. Benefits not disclosed in the table above are of de minimus value such as incidental service fee waivers such as purchase of traveler’s checks and safe deposit box rental fees.

Employment and Change in Control Agreements

Chief Executive Officer Employment Agreement

The Company has a written employment agreement (the "Employment Agreement") originally dated January 3, 2003 with Mr. Joseph M. Murphy, its Chief Executive Officer (CEO). On November 7, 2003, the Company amended its written employment agreement with Mr. Murphy in connection with adoption of the Company’s Supplemental Executive Retirement Program and Change of Control Agreement. The Employment Agreement provides for the payment of an annual base salary to the CEO of not less than $18,333.33 per month (an annualized rate of not less than $220,000.00 per annum). The Employment Agreement provides for a review of the CEO’s base salary not less than annually and may be adjusted at the Company’s sole discretion. The CEO is also eligible to participate in a performance compensation plan with goals and incentive payments to be approved by the Board annually. The Employment Agreement is for an initial term of two (2) years with provisions for automatic extensions of one (1) year each in the absence of notice from the Company of its intention not to extend the term of the Employment Agreement. The initial term of the Employment Agreement commenced on January 3, 2003 and continued through January 3, 2005, unless sooner terminated. Neither the Company nor the CEO has given notice of termination and, therefore, the Employment Agreement has been extended by its terms through January 3, 2008. The Employment Agreement contains restrictions on competition by the CEO with the Company during the term of the Employment Agreement and for a period of one (1) year following the cessation of the CEO’s employment with the Company regardless of reason.

Mr. Murphy’s Employment Agreement also provides, with limited exceptions, for a severance payment to the CEO in the event his employment is terminated within one (1) year following certain events defined to constitute a change in control of the Company. This severance payment resulting from a termination of employment (constructive termination) following a change in control is equal to two (2) times the CEO‘s base annual salary, incentive compensation payments earned, and any accrued but unused vacation time. In addition, Mr. Murphy’s stock options and supplemental executive retirement benefits will vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control. In the event that Mr. Murphy becomes subject to an excise tax on payments made under his agreements and various benefit plans in connection with a change in control, he will be reimbursed for payment of such amounts upon such time as the assumptions and calculations have been prepared, reviewed, and confirmed by a nationally recognized accounting firm.

Both the Committee and the Board of Directors have reviewed and approved Mr. Murphy’s Employment Agreement and Change of Control Agreement.

Other Change in Control, Confidentiality and Non-competition Agreements

The Company entered into a Change in Control, Confidentiality and Non-competition Agreement with the Company’s Chief Financial Officer, Mr. Gerald Shencavitz. This Agreement provides Mr. Shencavitz with severance of both salary and benefits for a period of eighteen (18) months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within twelve (12) months after a change of control, unless such termination was for cause. In addition, Mr. Shencavitz’s stock options and supplemental executive retirement benefits will vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control. In the event that Mr. Shencavitz becomes subject to an excise tax on payments made under his agreement and benefit plans in connection with a change in control, he will be reimbursed for payment of such amounts upon such time as the assumptions and calculations have been prepared, reviewed, and confirmed by a nationally recognized accounting firm.

The Company has also entered into a Change in Control, Confidentiality and Non-competition Agreement with Bar Harbor Trust Services President, Daniel A. Hurley, III and the Bank’s Senior Vice President, Gregory W. Dalton. Their agreements provide for severance of both salary and benefits for a period of twelve months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within twelve months of a change of control, unless such termination was for cause.

All of these agreements were entered into as part of a total compensation program to attract and/or retain qualified executives and not entered into in response to any effort known to the Board of Directors by any party or entity to acquire control of the Company.

Incentive Cash Compensation

While the Company achieved a seven percent (7%) increase in net earnings over 2005, this result was insufficient to trigger any cash incentive compensation awards to the named executive officers for performance in 2006.

Other Compensation and Benefits

In addition to the foregoing, all executive officers of the Company are entitled to participate in certain group health, dental and term life insurance benefits. In accordance with Company policy, all such benefits are generally available to employees of the Company and its subsidiaries

.Grants of Plan Based Awards Fiscal 2006

There were no equity grants through the Company’s stock option plan or non-equity incentive plan awards made to Named Executives Officers in 2006.

2006 Outstanding Equity Awards at Fiscal Year-End

The following table outlines the outstanding equity awards at fiscal year-end held by named executive officers.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Joseph M. Murphy	60,000	30,000[1]	0	16.05	2/25/2012	0	0	0	0
Gerald Shencavitz	4,284 4,000 3,000	4,284[2] 1,000 2,000	0 0 0	15.40 18.50 22.70	6/20/2011 8/20/2012 9/16/2013	0	0	0	0
Gregory W. Dalton	3,885	2,840[3]	0	15.40	6/20/2011	0	0	0	0
Daniel A. Hurley III	2,900	7,100[4]	0	27.00	9/21/2014	0	0	0	0
Stephen M. Leackfeldt	5,330 1,800	2,840[5] 600	0 0	15.40 18.50	6/20/2011 8/20/2012	0	0	0	0

1Joseph M. Murphy    15,000 shares vest on February 25, 2007 and on February 25, 2008
2Gerald Shencavitz    2,142 shares vest on June 20, 2007 and June 20, 2008
                                    1,000 shares vest on August 20, 2007.
                                    1,000 shares vest on September 16, 2007 and September 16, 2008
3Gregory W. Dalton    1,420 shares vest on June 20, 2007 and June 20, 2008
4Daniel A. Hurley    1,420 shares vest on September 21, 2007, September 21, 2008, September 21, 2009, September 21,
                                    2010, and September 21, 2011
5Stephen Leackfeldt     1,420 shares vest on June 20, 2007 and June 20, 2008
                                    600 shares vest on August 20, 2007

2006 Option Exercises and Stock Vested Table

The following table shows the number of shares acquired and the value realized upon exercise of stock options by named executive officers during 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Joseph M. Murphy	0	0	0	0
Gerald Shencavitz	5,182	68,970[1]	0	0
Gregory W. Dalton	1,000	13,560[2]	0	0
Daniel A. Hurley III	0	0	0	0
Stephen M. Leackfeldt	600	8,046[3]	0	0

                                                            1Gerald Shencavitz            February 3, 2006          2,000 shares at $27.40 with a grant price of $15.40
                                                                                                     May 17, 2006               1,040 shares at $30.17 with a grant price of $15.40
                                                                                                     August 3, 2006             1,000 shares at $29.17 with a grant price of $15.40
                                                                                                     September 8, 2006  1,142 shares at $29.27 with a grant price of $15.40
                                                            2Gregory W. Dalton    August 31, 2006              1,000 shares at $28.96 with a grant price of $15.40
                                                            3Stephen Leackfeldt          June 16, 2006                 150 shares at $28.85 with a grant price of $15.40
                                                                                                    December 13, 2006       200 shares at $30.84 with a grant price of $15.40
                                                                                                   May 15, 2006                 250 shares at $30.26 with a grant price of $18.50

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The table below shows at December 31, 2006 the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Supplemental Executive Retirement Plan and using interest rate assumptions consistent with those used in Company financial statements. Additional information regarding the Supplemental Executive Retirement Plan benefits follows the table.

2006 Pension Benefits Table

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefits ($) (d)	Payments During Last Fiscal Year ($) (e)
Joseph M. Murphy	Bar Harbor Bankshares Supplemental Executive Retirement Plan	5[1]	720,148	0
Gerald Shencavitz	Bar Harbor Bankshares Supplemental Executive Retirement Plan	5[1]	203,847	0
Gregory W. Dalton	N/A	0	0	0
Daniel A. Hurley III	N/A	0	0	0
Stephen M. Leackfeldt	N/A	0	0	0

1Years of credited service are determined by the vesting schedule contained within the Plan and not years of employment with the Company

The Company maintains a nonqualified, noncontributory, defined-benefit; supplemental executive retirement program (the "SERP") for certain highly compensated executive employees. Messrs. Murphy and Shencavitz were the only authorized participants in the SERP as of December 31, 2006 (the "Participants"). Under the SERP the Participants are eligible to receive upon most termination events, disability or death, an individually defined benefit payment based upon a predetermined vesting schedule. No plan benefits are payable to these individuals if they are terminated for cause as defined in document.

Upon Normal Retirement Age defined, as age 68 for Mr. Murphy and age 65 for Mr. Shencavitz, monthly payments of $11,200 and $8,583 will be paid under the SERP to the named executives (or their beneficiary) for a period of 240 months. There are also provisions under the SERP for reduced monthly payments in the event of an early retirement by any of these individuals. As of December 31, 2006, Messrs. Murphy and Shencavitz have vested monthly benefits of $5,039 and $1,409, respectively.

SERP benefits for both participants will fully vest upon a defined change of control of the Company.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into change of control agreements and maintains certain benefit plans that require it to provide compensation to executive officers in the event of a termination of employment or a change-in-control. The tables below set forth the amount and types of compensation payable to each executive officer upon voluntary termination without good reason, involuntary termination without cause, voluntary termination for good reason, termination for cause, death, disability, retirement, or termination after a change in control. The amounts assume a hypothetical termination of employment effective as of December 31, 2006, and include estimates of the amounts, which would be paid to the executives in each specified circumstance. The actual amounts to be paid can only be determined at the time of an executive’s actual separation.

                    Payments Made Upon Voluntary Termination Without Good Reason.  Regardless of the manner in which named executive officers Messrs. Murphy, Shencavitz, Dalton, Hurley, or Leackfeldt may terminate their employment with the Company, they would be entitled to receive amounts earned during their term of employment pursuant to Company policies, programs, and benefit plans bulleted directly below.
•	salary earned through the date of termination
•	reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
•	any incentive earned but not yet paid for the fiscal year ending prior to the year of termination
•	earned, but unused vacation pay if terminated prior to December 31 of any year
•	all vested stock options
•	amounts contributed and vested under the Company 401(k) Plan

 Messrs. Murphy and Shencavitz would be entitled to the payments and benefits above plus:

•	vested benefits through their date of termination payable under the Company’s SERP Plan

Payments Made Upon an Involuntary Termination by Bar Harbor Bankshares Without Cause or by the Executive for Good Reason.   Messrs. Dalton, Hurley, and Leackfeldt would be entitled to the payments and benefits below.
•	salary earned through the date of termination
•	reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
•	any incentive earned but not yet paid for the fiscal year ending prior to the year of termination
•	earned, but unused vacation pay if terminated prior to December 31 of any year
•	all vested stock options
•	amounts contributed and vested under the Company’s 401(k) Plan

Mr. Shencavitz would be entitled to the payments and benefits above plus:

•	vested benefit amounts payable under the Company’s SERP Plan

Mr. Murphy would be entitled to the payments and benefits above plus:

•	lump sum payment of two times base salary
•	fully vested benefit amounts payable under the Company’s SERP Plan
•	all vested and unvested stock options would become exercisable
•	health and welfare benefits for 24 months

                    Payments Made Upon a Termination for Cause. Messrs. Murphy, Shencavitz, Dalton, Hurley, and Leackfeldt would be entitled to the payments and benefits below:
•	salary earned through the date of termination.
•	reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
•	any incentive earned but not yet paid for the fiscal year ending prior to the year of termination

•	earned, but unused vacation pay if terminated prior to December 31 of any year
•	amounts contributed and vested under the Company’s 401(k) Plan
•	all vested and unexercised stock options would be forfeited

Messrs. Murphy and Shencavitz would be entitled to the payments and benefits above plus:

•	all vested and unvested benefits under the Company’s SERP plan would be forfeited

            Payments Made Upon Death or Disability.  In the event of the death or disability of Messrs. Murphy, Shencavitz, Dalton, Hurley, and Leackfeldt they would be eligible to receive the following payments and benefits:

•	salary earned through the date of death or disability
•	reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of death or disability
•	any incentive earned but not yet paid for the fiscal year ending prior to the year of death or disability
•	earned, but unused vacation pay in the event of death or disability through date of event
•	all vested options would become exercisable by the executive, or in the case of death, by their estate
•	amounts contributed and vested under the Company’s 401(k) Plan
•	life insurance proceeds and/or disability payments under the Company’s general benefit plans are paid to the executive or their beneficiary by a third party insurance provider.

Messrs. Murphy and Shencavitz would be entitled to the payments and benefits above plus:
•	vested benefit amounts, as of the date of a disability, would be payable under the Company’s SERP Plan
•	fully vested benefit amounts would be payable under the Company’s SERP Plan to their beneficiary or estate in the event of death

                  Payments Made Upon Retirement.   Messrs. Murphy, Shencavitz, Dalton, Hurley, and Leackfeldt would be eligible for the following payments and benefits:
•	salary earned through the date of retirement
•	reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of retirement
•	any incentive earned but not yet paid for the fiscal year ending prior to the year of retirement
•	earned, but unused vacation pay as of retirement date
•	all vested stock options would be available for exercise
•	amounts contributed and vested under the Company 401(k) Plan

In addition, Messrs. Murphy. Shencavitz would be eligible for:

•	vested benefit amounts payable under the Company’s SERP Plan

                Payments and Benefits due Upon a Change in Control. Messrs. Murphy, Shencavitz, Dalton, Hurley, and Leackfeldt would be eligible for the following payments and benefits:

•	salary earned through the date termination
•	reimbursement of reasonable and necessary expenses incurred in connection with employment through the date of termination
•	any incentive earned but not yet paid for the fiscal year ending prior to the year in which the change of control occurs
•	earned, but unused vacation pay as of termination date
•	all vested stock options along with unvested options would be available for exercise
•	amounts contributed and vested under the Company 401(k) Plan

Messrs. Dalton and Hurley would be eligible for:
•	twelve months of base salary and specified benefits if terminated as a result of the change of control

Messrs. Murphy and Shencavitz would be eligible for:

•	fully vested benefit amounts payable under the Company’s SERP Plan

 In addition, Messrs. Murphy and Shencavitz would be eligible for:

•

severance of base salary and specified benefits of twenty-four months for Mr. Murphy and eighteen months for Mr. Shencavitz upon a termination (or constructive termination) within defined time limits detailed within their agreements and tax gross up payments, if applicable

The following table describes the potential payments to Joseph M. Murphy, President and Chief Executive Officer, upon an assumed termination of employment or change in control as of December 31, 2006.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After Change in Control ($)
Cash Severance Note A	0	516,880	516,880	0	0	0	0	516,880
Pro Rata Bonus Note B	0	0	0	0	0	0	0	0
Stock Options/SARs Note C	942,000	1,413,000	1,413,000	0	942,000	942,000	942,000	1,413,000
Health Care Benefits Note D	0	17,015	17,015	0	0	0	0	17,015
Pension Benefits Note E	1,209,360	2,688,000	2,688,000	0	2,688,000	1,209,360	1,209,360	2,688,000
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/Disability Benefits Note G	0	0	0	0	500,000	155,064	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	1,840,741
Total	2,151,360	4,634,895	4,634,895	0	4,130,000	2,306,424	2,151,360	6,475,636

(Footnotes follow the tables for all executives)

The following table describes the potential payments to Gerald Shencavitz, Chief Financial Officer and Treasurer of Bar Harbor Bankshares and Chief Financial Officer, Senior Vice President, and Chief Operating Officer of Bar Harbor Bank & Trust, upon an assumed termination of employment or change in control as of December 31, 2006.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After Change in Control ($)
Cash Severance Note A	0	0	0	0	0	0	0	224,021
Pro Rata Bonus Note B	0	0	0	0	0	0	0	0
Stock Options/SARs Note C	150,193	150,193	150,193	0	150,193	150,193	150,193	251,586
Health Care Benefits Note D	0	0	0	0	0	0	0	11,752
Pension Benefits Note E	338,160	338,160	338,160	0	2,059,920	338,160	338,160	2,059,920
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/Disability Benefits Note G	0	0	0	0	149,347	89,608	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	1,209,869
Total	488,353	488,353	488,353	0	2,359,460	577,961	488,353	3,757,148

(Footnotes follow the tables for all executives)

The following table describes the potential payments to Gregory W. Dalton, Senior Vice President Business of Banking of Bar Harbor Bank & Trust upon an assumed termination of employment or change in control as of December 31, 2006.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After Change in Control ($)
Cash Severance Note A	0	0	0	0	0	0	0	105,007
Pro Rata Bonus Note B	0	0	0	0	0	0	0	0
Stock Options/SARs Note C	63,520	63,520	63,520	0	63,520	63,520	63,520	109,953
Health Care Benefits Note D	0	0	0	0	0	0	0	10,200
Pension Benefits/SERP Note E	0	0	0	0	0	0	0	0
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/Disability Benefits Note G	0	0	0	0	105,007	63,004	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	0
Total	63,520	63,520	63,520	0	168,527	126,524	63,520	225,160

(Footnotes follow the tables for all executives)

The following table describes the potential payments to Daniel A. Hurley III, President of Bar Harbor Trust Services and Senior Vice President of Bar Harbor Bank & Trust, upon an assumed termination of employment or change in control as of December 31, 2006.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After Change in Control ($)
Cash Severance Note A	0	0	0	0	0	0	0	124,497
Pro Rata Bonus Note B	0	0	0	0	0	0	0	0
Stock Options/SARs Note C	13,775	13,775	13,775	0	13,775	13,775	13,775	47,500
Health Care Benefits Note D	0	0	0	0	0	0	0	3,900
Pension Benefits Note E	0	0	0	0	0	0	0	0
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/Disability Benefits Note G	0	0	0	0	248,994	74,698	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	0
Total	13,775	13,775	13,775	0	262,769	88,473	13,775	175,897

(Footnotes follow the tables for all executives)

The following table describes the potential payments to Stephen M. Leackfeldt, Senior Vice President, Retail Banking of Bar Harbor Bank & Trust upon an assumed termination of employment or change of control as of December 31, 2006.

Payments and Benefits	Voluntary Termination Without Good Reason ($)	Involuntary Termination Without Cause ($)	Voluntary Termination for Good Reason ($)	Termination for Cause ($)	Termination Upon Death ($)	Termination Upon Disability ($)	Retirement ($)	Termination After Change in Control ($)
Cash Severance Note A	0	0	0	0	0	0	0	0
Pro Rata Bonus Note B	0	0	0	0	0	0	0	0
Stock Options/SARs Note C	110,996	110,996	110,996	0	110,996	110,996	110,996	165,380
Health Care Benefits Note D	0	0	0	0	0	0	0	0
Pension Benefits Note E	0	0	0	0	0	0	0	0
Nonqualified Deferred Compensation Note F	0	0	0	0	0	0	0	0
Life Insurance Proceeds/Disability Benefits Note G	0	0	0	0	218,988	65,696	0	0
Other Perquisites Note H	0	0	0	0	0	0	0	0
Tax Gross-Up Note I	0	0	0	0	0	0	0	0
Total	110,996	110,996	110,996	0	329,984	176,692	110,996	165,380

(Footnotes follow the tables for all executives)

Note
(A)

Cash Severance. Twenty four months of severance would have been payable to Mr. Murphy if his employment was terminated by Bar Harbor Bankshares for any reason other than cause, death, disability, or retirement as defined in his written Employment Agreement. Severance payable to all other executives represents a payment due upon a hypothetical change of control event and their subsequent termination under the terms of their agreements. Payments disclosed represent twelve months of salary for Dalton and Hurley and eighteen months for Shencavitz. Mr. Leackfeldt has not entered into a change of control agreement with the Company so no severance would be due him.

(B)	Pro Rata Bonus. No bonuses were earned, paid, or due to named executives for the fiscal year ending 2006.

(C)

Stock Options/SARs. The price per share of Bar Harbor Bankshares common stock on December 31, 2006 was $31.75, representing the closing per share price on the AMEX exchange for that date. Murphy would have been entitled to exercise vested options under all categories listed except an Involuntary Termination Without Cause, a Voluntary Termination with Good Reason, and a change of control whereby all of his unvested options would have fully vested. Dalton, Hurley, Leackfeldt, and Shencavitz would have been entitled to all vested options as of the December 31, 2006 except in the event of a change of control whereby all unvested options would have fully vested. Disclosed amounts would have been realized if the executive actually exercised the vested options in the manner provided for by the Company’s stock option plan and award agreement at the December 31, 2006 market price. In the event of a termination of employment, the executive (or the executive’s estate in the event of death) would have had the right to exercise vested stock options for a set period specified under the plan document. All executives would have forfeited the right to exercise vested or unvested options if they had been released for cause.

(D)

Health Insurance. The amounts disclosed represent the cost of continued health coverage for a period of twenty-four months for Murphy, eighteen months for Shencavitz, and twelve months for Dalton and Hurley as provided in their respective agreements. Leackfeldt is not eligible for this continued benefit.

(E)

Pension Benefits/SERP. Amounts disclosed represent vested amounts as of December 31, 2006 payable to Murphy and Shencavitz (or their beneficiary/estate) over the twenty-year benefit period provided for under the Company’s plan document. Amounts disclosed under Involuntary Without Cause and Voluntary With Good Reason for Murphy as well as under Change of Control for both Murphy and Shencavitz represent the full vesting of their benefits under the program to be paid over the same 20-year period. Amounts disclosed do not reflect vested balances for each executive as part of the Company sponsored 401(k) plan under which participation is generally available to all employees. The Company carries term life insurance policies on Murphy and Shencavitz in the amounts of $ 1,350,000 and $1,200,000, respectively; to help defray costs of these pension benefits should either die while employed by the Company, but prior to full vesting of these benefits.

(F)	Nonqualified Deferred Compensation Plans. No named executive participated under a Non-Qualified Deferred Compensation Plan as of December 31, 2006.

(G)

Life Insurance Proceeds/Disability Benefits. Amounts represent benefits payable by a third party insurer (UNUM) to the designated executives or their beneficiaries under company-sponsored life and disability programs. These life and disability insurance programs were generally available to all employees of the Company.

(H)	Other Perquisites. Not applicable to Bar Harbor Bankshares.

(I)

Tax Gross Ups. In the event of the hypothetical change of control of Bar Harbor Bankshares on December 31, 2006 and the subsequent termination (or constructive termination) as detailed in their individual change of control agreements, and Murphy and Shencavitz were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional payment would be made to restore them to the after-tax position they would have been in if the excise tax had not been imposed and such excess parachute payments exceeded 110% of three times the executive’s "base amount," as defined in Section 280G of the Internal Revenue Code. In the event this 110% threshold is not met, the excess parachute payments will be reduced so they do not exceed three times the executive’s base amount. Amounts paid under this Gross Up provision are not tax deductible by the Company or any successor company.

DIRECTOR COMPENSATION

Directors of the Company, Bar Harbor Bank & Trust, and Bar Harbor Trust Services were paid by a combination of fees for meetings attended supplemented by quarterly stipends. A fee of $500 for each meeting of the Company and its subsidiary boards attended and $500 for each committee meeting attended was paid to board members. Members of the Board received $500 when the Company and the Bank held joint meetings. The fee paid for attendance at the Company’s Annual Meeting was also $500 per member. Audit Committee members received $600 for each Audit Committee meeting they attend. In addition, each Director, with the exception of the Chairman of the Board and the Chairman of the Audit Committee, received a quarterly stipend of $1,000. The Board Chairperson received a quarterly stipend of $2,500 and the Audit Chairperson received a $1,500 stipend per quarter.

	Meeting Fees ($)	Quarterly Retainer ($)
Chairman of the Board		2,500
Chairman of the Audit Committee		1,500
All other Directors		1,000
Audit Committee attendance	600
All other meetings including Annual Meeting	500

Meetings of the Board of Directors of the Company are held monthly. Director Murphy, who also serves as an officer of the Company, does not receive directors’ fees.

2006 Director Compensation Table

The following table details the total compensation paid to all directors from Bar Harbor Bankshares, Bar Harbor Bank & Trust, and Bar Harbor Trust Services during the 2006 fiscal year.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Thomas A. Colwell	22,500	0	0	0	0	0	22,500
Robert C. Carter	15,000	0	0	0	0	0	15,000
Jacquelyn S. Dearborn	11,834	0	0	0	0	0	11,834
Peter Dodge	19,500	0	0	0	0	0	19,500
Martha T. Dudman	18,900	0	0	0	0	0	18,900
Dwight L. Eaton [1]	6,866	0	0	0	0	0	6,866
Lauri E. Fernald	14,800	0	0	0	0	0	14,800
Gregg S. Hannah	11,034	0	0	0	0	0	11,034
Clyde S. Lewis	15,500	0	0	0	0	0	15,500
John P. McCurdy[1]	4,333	0	0	0	0	0	4,333
Robert M. Phillips	19,500	0	0	0	0	0	19,500
Constance C. Shea	19,000	0	0	0	0	0	19,000
Kenneth E. Smith	20,400	0	0	0	2,000[2]	0	22,400
Scott C. Toothaker	18,800	0	0	0	0	0	18,800
David B. Woodside	4,000	0	0	0	13,900[2]	0	17,900

1Retired as of May 2006

2Two members of the Board of Directors, Messrs. Smith and Woodside, deferred a portion of their compensation under a Non Qualified Deferred Compensation arrangement. These deferred arrangements are funded entirely by the director and the funds are invested and remain in the name of the Company until the director withdraws them upon their resignation, retirement, or termination from Board membership. Smith and Woodside assume the investment risk on these funds and hold the status of an unsecured creditor of the Company for the payment of these deferred fees at a future date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

The Company has entered into a long-term lease for its new Bank branch located in Somesville, Maine effective February 1, 2006 (the "Somesville Lease"). The Somesville Lease has an initial term of five years and five months. During the first year of the Somesville Lease term, the base rent is Sixty Thousand Dollars ($60,000.00), pro-rated for any partial lease year. During each subsequent lease year the base rent shall be increased using a formula tied to certain changes in the consumer price index. In addition to base rent, the Bank is responsible to pay as "additional rent" certain defined real estate taxes as well as certain operating expenses, and other costs, charges and expenses associated with the premises. The "Landlord" under the Somesville Lease is A.C. Fernald Sons, Inc., a Maine corporation. Mr. Robert Fernald of Mount Desert, Maine is a shareholder, director and officer of A.C. Fernald Sons, Inc. and is the father of Company director Lauri E. Fernald. Lauri E. Fernald does not own any stock or hold any corporate office or other position with A.C. Fernald Sons, Inc. and has no direct or indirect interest in the Somesville Lease other than her familial relationship with Mr. Robert Fernald.

Except as set forth above and with regard to "Indebtedness of Management" described below, none of the nominees for directors, continuing directors, or named executive officers of the Company or any of its subsidiaries engaged in 2006 in any transaction with the Company or any of its subsidiaries, in which the amount involved exceeds $120,000.

Indebtedness of Management

The Company's wholly owned subsidiary, Bar Harbor Bank & Trust (the "Bank"), offers to its directors, officers, principal stockholders and employees, and to businesses owned and/or controlled by those persons ("related parties"), commercial and consumer loans in the ordinary course of its business.

All loans made by the Company and its subsidiaries to directors and executive officers are regulated by the Company’s federal and state regulators. These regulations (known as "Reg. O") set forth various practices and reporting requirements for loans to directors and officers. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available by such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer.

All loans extended by the Bank to these related parties are offered under the same terms and conditions available to non-related parties, including but not limited to those terms and conditions related to the requirements for approval, the interest rates charged, the required repayment terms and the required collateral, except that the Bank waives certain fees for all employees and directors when applying for consumer residential first mortgage loans secured by the related party's primary residence. Further, the Bank may, from time to time at the discretion of management, provide interest rate discounts, fee waivers or other pricing inducements to qualified employees and directors when doing so accomplishes or furthers an objective of the Bank and/or the Company. The terms and conditions of all loans, including those to related parties, and the process by which they are approved, is fully documented in the Bank's written Loan Policy, which Policy is approved annually by the Board of Directors and administered by management of the Bank. Loans to related parties may not contain a higher level of risk, nor be offered with terms and conditions more favorable, than loans to non-related parties with equivalent financial profiles (except for the favorable pricing programs previously described).

We believe that all extensions of credit to Company directors and executive officers satisfy the foregoing conditions.

No such transactions have involved more than normal risk of collectability or presented other unfavorable features, and no loans outstanding to directors, officers, principal stockholders, or their associates in an amount in excess of $120,000 are non-accruing or past due or otherwise considered to be potential problem loans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Company’s Audit Committee has approved the appointment of KPMG LLP as the Company’s principal independent registered public accountant for the fiscal year ending December 31, 2007.

The reports of KPMG LLP on the Company’s consolidated financial statements as of December 31, 2006 and 2005 and for the three year period ending on December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

We anticipate a representative from KPMG LLP will be present and available to respond to appropriate questions or make a statement(s) at the Meeting.

Audit Fees

The following summarizes KPMG LLP’s audit fees for 2006 and 2005 respectively:

SERVICE	2006 ($)	2005 ($)
Audit Fees	362,750	335,000
Audit Related Fees	15,000	18,000
Tax Fees	0	10,015
All Other Fees	0	0
TOTAL	377,750	363,015

1. Audit Fees. The aggregate fees billed for professional services rendered by the principal accountants KPMG LLP, for the audit of the Company’s annual financial statements and internal control over financial reporting, and review of financial statements included in the Company’s Forms 10-Q for the years ended December 31, 2006 and 2005 were $362,750 and $335,000 respectively.

2. Audit Related Fees. The aggregate fees billed for assurance and related services rendered by KPMG LLP related to the performance of the audit or review of the Company’s financial statements in the years ended December 31, 2006 and 2005 were $15,000 and $18,000, respectively. These services were related to an employee benefit plan audit.

3. Tax fees. The aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning in the years ended December 31, 2005 were $10,015. The nature of the services comprising the fees disclosed under this category is preparation of federal tax returns and tax planning.

4. All Other Fees. No services or charges were applicable to this category the years ended December 31, 2006 and 2005.

The Audit Committee’s pre-approval policies and procedures require the Audit Committee Chair to pre-approve all audits and non-audit services, and report such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

No services were rendered for financial information systems design and implementation or internal audit.

The Company’s Audit Committee has considered the compatibility of the non-audit services furnished by the Company’s auditing firm with the firm’s need to be independent.

OTHER MATTERS

Financial Statements

A copy of the Company’s Annual Report is being provided to each stockholder with this Proxy Statement.

THE COMPANY IS ALSO INCLUDING A COPY OF THE ANNUAL REPORT BY THE COMPANY TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FOR THE LAST FISCAL YEAR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. UPON WRITTEN REQUEST, STOCKHOLDERS MAY ALSO OBTAIN THE MOST RECENT ANNUAL DISCLOSURE STATEMENT THAT CONTAINS FINANCIAL INFORMATION COVERING THE LAST TWO YEARS.

Any request for a copy of the Annual Disclosure Statement must contain a representation that the person making the request was a beneficial owner of Common Stock on March 24, 2007, which is the record date for this proxy solicitation. Requests should be addressed to: Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609.

Nominations by Stockholders

 The Company Bylaws provide that the Company will consider nominees for election to the Board of Directors recommended by stockholders if made in the same manner provided for under the Company Bylaws with regard to typical stockholder proposals. These procedures require in part that the stockholder submit the proposed nomination in writing to Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, Maine 04609, no less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting or the date on which the next Annual Meeting is scheduled to occur (provided that notice of such date has been provided to the stockholders or has been publicly announced), whichever date is later. Any such notice shall set forth the reasons for considering such nominee, the name and address of the stockholder proposing the nominee, the number of shares of the Company’s capital stock beneficially owned by such stockholder and any material interest of the stockholder in the matter proposed to be brought before the Annual Meeting. If the Governance Committee determines that any stockholder proposal (including a nomination for election of a director) was not made in a timely fashion or that information provided in the notice does not fulfill the information requirements set forth above in any material respects, such proposal shall not be presented for action at the Annual Meeting for which it is proposed. If a stockholder should propose a candidate, we anticipate that the Governance Committee would evaluate that candidate on the basis of the criteria noted above.

Stockholder Proposals

Stockholders may submit proposals for consideration at the 2008 Annual Meeting, which presently is scheduled for May 13, 2008. In order to be included in the Company’s Proxy Statement and Form of Proxy relating to that meeting, such proposals must be received by the Company no later than December 10, 2007 which is 120 days in advance of the proposed mailing date of next year’s proxy materials. Proposals should be addressed to Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, and 82 Main Street, Bar Harbor, ME 04609.

Communication with Board of Directors

The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications addressed to the Board of Directors received by the Company from stockholders will be shared with the full Board of Directors no later than the next regularly scheduled Board meeting.

Code of Ethics

 The Company Board of Directors has adopted a Code of Ethics that applies to all employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. Stockholders can review the Code of Ethics on the website located at www.BHBT.com.

 Other Business

As of the date of this Proxy Statement, the Company’s Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other business, matter or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Company’s Board of Directors.

By Order of the Board of Directors

/s/ Marsha C. Sawyer

Marsha C. Sawyer, Clerk

APPENDIX A

REPORT OF THE AUDIT COMMITTEE

March 12, 2007

To the Board of Directors of Bar Harbor Bankshares:

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

 The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

 The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and has discussed with the independent accountant the independent accountant’s independence.

 Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

 Each of the members of the Audit Committee is independent as defined under the listing standards of the American Stock Exchange as of December 31, 2006.

The Board of Directors has determined that the Company has at least one "audit committee financial expert" serving on its Audit Committee. Mr. Scott G. Toothaker, CPA, meets the criteria for an "audit committee financial expert" and is "independent" within the meaning of the rules adopted by the American Stock Exchange pursuant to the Sarbanes-Oxley Act of 2002.

Scott G. Toothaker, Chair
Martha T. Dudman
Lauri E. Fernald
Gregg S. Hannah
Kenneth E. Smith
David B. Woodside

APPENDIX B

AUDIT COMMITTEE CHARTER

 PURPOSE

The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Bar Harbor Bankshares (the "Company") to assist the Board in fulfilling its oversight responsibilities for: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditors; and (5) the system of internal controls and disclosure controls that management has established. The Committee shall prepare the "Audit Committee Report" required by the rules of the United States Securities and Exchange Commission (the "Commission") to be included in the Company’s annual proxy statement.

COMPOSITION

The Committee will be comprised of at least three members of the Board of Directors. The members of the Committee shall be appointed annually by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Committee. Any vacancy on the Committee, occurring for whatever reason, may be filled only by the Board. The Board shall designate one member of the Committee to be Chairperson of the Committee.

Each member of the Committee shall be financially literate (or shall become financially literate within a reasonable period of time after his or her appointment to the Committee); as such qualification is interpreted by the Board in its business judgment. One or more members of the Committee must either be "financially sophisticated" (determined in accordance with the guidelines published by the American Stock Exchange) or an "audit committee financial expert" (as such term is defined under the rules promulgated by the SEC).

 No member of the Committee may simultaneously serve on the audit committee of more than three (3) issuers having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

COMPENSATION

 A member of the Committee may not, other than in his or her capacity as a member of the Committee, the Board or any other committee established by the Board, receive directly or indirectly any consulting, advisory or other compensatory fee from the Company. A member of the Committee may receive additional directors’ fees to compensate such member for the significant time and effort expended by such member to fulfill his or her duties as a Committee member.

MEETINGS

The Committee shall meet as often as it determines necessary, but no less frequently than quarterly. A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of the members present at such meeting. The Chairperson of the Committee, in consultation with the other committee members, may determine the frequency and length of the Committee meetings and may set meeting agendas consistent with this Charter.

The Committee may, at its discretion, meet in separate executive sessions with the Chief Executive Officer, Chief Financial Officer, independent auditor and internal auditor. All Committee members will strive to attend each meeting. The Committee may request that any officer or employee of the Company or the outside legal counsel or independent auditor attend a meeting of the Committee or to meet with any members of or consultants to the Committee.

AUTHORITY

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

  Appoint, compensate, and oversee the work of the independent public accounting firm employed by the organization to conduct the annual independent audit of the Company’s consolidated financial statements. This firm will report directly to the Committee.
  Resolve any disagreements between management and the independent auditor regarding financial reporting.
  Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the rules and regulations promulgated there under (the "Act") which are approved by the Committee prior to the completion of the audit.
  Retain independent counsel, accountants, or others to advise the Committee or assist in the conduct of an investigation.
  Seek any information it requires from employees--all of whom are directed to cooperate with the Committee's requests--or external parties.
  Meet with Company officers, independent auditors, or outside legal counsel, as necessary.
  The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that the decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee for ratification at its next scheduled meeting.
  Approve assurance and consulting services performed by outsourced vendors used to complete the annual audit plan.
  Review the appointment, performance, replacement and compensation of the internal auditor. The internal auditor will report directly to the Committee Chairman and for administrative purposes to the Chief Executive Officer of the Company.

Review and approve the scope and any significant changes to the annual internal audit and loan review plans. Evaluate the internal auditor’s risk assessment of the Company’s activities used in developing the annual audit plan.

RESPONSIBILITIES

The Committee will be responsible for the following:

  Financial Reports
    Review significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements and understanding their impact on the financial statements. These matters include:
      Complex or unusual transactions and highly judgmental areas;
      Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and
      The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

    Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.
    Review with management and the independent auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.
    Solicit the independent auditor's judgement about the quality, not just the acceptability of the Company's accounting principles used in financial reporting.
    Discuss and review with management and the independent auditors the annual audited financial statements, related notes to the financial statements and financial information to be included in the Company’s annual report to shareholders and on Form 10-K and quarterly financial statements on Form 10-Q, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.
    Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or disclosure controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls and disclosure controls and procedures.
    Review with management and the independent auditors any other required communications by the independent auditor under Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit and the quality of the Company’s accounting principles. If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.
    The Committee shall discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including, in general, the types of information to be disclosed and the types of presentation to be made (paying particular attention to the use of "pro forma" or "adjusted" non-GAAP information).
  Internal Control
    Consider the effectiveness of the Company’s system of internal control, including information technology security and control.
    Understand the scope of internal and independent auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses. Discuss any relevant significant recommendations that the independent auditor may have, particularly those characterized as "reportable conditions." The Committee will review responses of management to the reportable conditions from the independent auditor and receive follow-up reports on actions taken concerning the recommendations.
  Internal Audit
    Review with management the charter, plans, activities, staffing, and organizational structure of the internal audit function.
    Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the Internal Auditor.
    Review the effectiveness of the internal audit function; including compliance with generally accepted internal auditing standards.
    On a regular basis, meet separately with the Internal Auditor to discuss any matters that the Committee or internal audit believes should be discussed privately.

    Receive reports of major findings from the Internal Auditor and evaluate management’s response in addressing the reported conditions.
  Independent Auditor
    Review the independent auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit. The review will include an explanation from the independent auditor of the factors considered by the independent auditor in determining the audit scope, including the major risk factors.
    Review the performance of the independent auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the Committee will at least annually, obtain and review a formal written report by the independent auditor describing:
      The firm’s internal quality-control procedures;
      Any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years and any steps taken to deal with any such issues; and
      Delineating all relationships between the independent auditor and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
    Ensure the rotation of the lead (or coordinating) independent audit partner having primary responsibility for the audit and the independent audit partner responsible for reviewing the audit as required by law.
    Present its conclusions with respect to the independent auditor to the full Board.
    Recommend to the Board a clear policy for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
    The Committee shall meet privately with the independent auditor as it deems necessary but in no event less frequently than may be required by AMEX rules.
  Compliance
    Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of noncompliance.
    Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting procedures, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
    Review the findings of any examinations by regulatory agencies, and any auditor observations.
    Periodically review the Company’s code of conduct to ensure that it is adequate and up-to-date. Review the process for communicating the code of conduct to Company personnel, and for monitoring compliance therewith.
    Obtain regular updates from management and company legal counsel regarding compliance matters.
    Review and assess the adequacy of the Committee charter annually, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by applicable AMEX Audit Committee requirements. The charter shall be published as an appendix to the proxy statement every three years.

  Reporting Responsibilities
    Regularly report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function.
    Provide an open avenue of communication between internal audit, the independent auditors, and the Board.
    Report annually to the shareholders, describing the Committee’s composition, responsibilities, and how they were discharged, and any other information required by rule, including approval of non-audit services.
    Review any other reports the Company issues that relate to Committee responsibilities.
  Other Responsibilities
    Discuss with management the Company’s major policies with respect to risk assessment and risk management.
    Perform other activities or functions as assigned by law, the Company’s Articles of Incorporations, or by the Board.
    Institute and oversee special investigations as needed.
    Confirm annually that all responsibilities outlined in this policy have been carried out.
    Evaluate the Committee’s and individual members’ performance at least annually.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Such responsibilities are the duty of management and, to the extent of the independent auditor’s audit responsibilities, the independent auditor. In addition, it is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Company’s Code of Ethics.